UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)	April 20, 2015
(April 17, 2015)

Commission	Name of Registrants, State of Incorporation,	I.R.S. Employer
File Number	Address and Telephone Number	Identification No.

001-32462	PNM Resources, Inc.	85-0468296
(A New Mexico Corporation)
414 Silver Ave. SW
Albuquerque, New Mexico 87102-3289
(505) 241-2700

001-06986	Public Service Company of New Mexico	85-0019030
(A New Mexico Corporation)
414 Silver Ave. SW
Albuquerque, New Mexico 87102-3289
(505) 241-2700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

2014 Electric Rate Case

As previously reported, Public Service Company of New Mexico (“PNM”), a wholly owned subsidiary of PNM Resources, Inc. (the “Company”), made a filing with the New Mexico Public Regulation Commission (the “Commission”) in December 2014 applying for a general rate increase. On April 17, 2015, the Hearing Examiner in the case issued an Initial Recommended Decision to the Commission recommending that the Commission find PNM’s application incomplete and reject it on the grounds that it does not comply with the Future Test Year (“FTY”) Rule. This document is available at http://www.pnmresources.com/investors/rates-and-filings.aspx. The Hearing Examiner cites procedural defects in the filing including a lack of fully functional electronic files and appropriate justification of certain costs in the FTY period. The Hearing Examiner recommends that PNM be granted the ability to keep the calendar year 2016 future test period and that PNM can reapply for a general rate increase by remedying the files and other supporting documents.

PNM does not agree with the Hearing Examiner’s Initial Recommended Decision and will be filing exceptions on April 30, 2015. Responses to exceptions will be due on May 8, 2015. Following the exceptions process, the General Counsel’s office of the Commission will develop an order for consideration by the Commission.

If the Commission were to approve the Hearing Examiner’s Initial Recommended Decision, the implementation for new rates at PNM could be delayed to mid-2016.

Commission Case Regarding Revised State Implementation Plan for the San Juan Generating Station

Additionally, exceptions to the Hearing Examiners recommended decision on the stipulation related to the Revised State Implementation Plan for the San Juan Generating Station are due to be filed with the Commission on April 20, 2015. The Company will make filed exceptions available on its website as they become available at http://www.pnmresources.com/investors/rates-and-filings.aspx.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned thereunto duly authorized.

PNM RESOURCES, INC.
PUBLIC SERVICE COMPANY OF NEW MEXICO

(Registrants)

Date: April 20, 2015	/s/ Joseph D. Tarry
Joseph D. Tarry
Vice President and Corporate Controller
(Officer duly authorized to sign this report)